SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: June 16, 2005

MEMS USA, INC.
(Formerly Lumalite Holdings, Inc.)
(Exact name of registrant as specified in charter)

Nevada	0-4846-3	82-0288840
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

5701 Lindero Canyon Rd., #2-100
Westlake Village, CA 91362
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (818) 735-4750

Item 8.01   Other Events

On June 16, 2005, Can-Am Ethanol One, Inc., a Canadian Corporation (“Can-Am”), which is jointly owned and controlled by Registrant and Accelon Energy System, Inc., a Canadian Corporation  (“Accelon”), entered into a contract to purchase from Comox Timber Ltd. (“Comox”) approximately 2,143 acres of land (the “Property”) in British Columbia, Canada (the “Agreement”).

Registrant owns 49.3% of Can-Am’s stock, appoints two members of Can-Am’s four member board of directors, and, on April 25, 2005, entered into a contract with Can-Am and Accelon to perform certain services related to Can-Am’s business plan to acquire land, engineer, design, procure, build, own, commission, operate and maintain one or more wood-waste-to-ethanol conversion plants in Canada. The Agreement was entered into pursuant to that plan.

The Agreement provides that Can-Am shall pay CN$11,500,000 for the Property (the “Purchase Price”). CN$50,000 of the Purchase Price was paid immediately as a deposit, and the remainder is to be paid on the closing of the transaction. Registrant and Accelon each contributed one half of the CN$50,000 deposit. The deposit is nonrefundable if the transaction fails to close for any reason other than a breach of Comox’s representations and warranties or a breach of a covenant undertaken by Comox. In the event that the physical condition and state of the properties is disapproved by Can-Am by reason of hazardous substances, and the cost of remediation is more than CN$10,000, Can-Am shall be refunded one half of the deposit. Can-Am is currently securing funding for the remainder of the Purchase Price. Can-Am does not yet have a firm commitment to fund this transaction. Pursuant to the April 25, 2005 contract between Can-Am, Accelon and Registrant, Registrant is actively pursuing funding opportunities on Can-Am’s behalf to close the transaction contemplated by the Agreement.

The Agreement provides that Comox may, at its option, exclude up to approximately 25 acres from the above described transaction, in which event the purchase price shall be reduced by CN$4,465 for each acre so excluded.

It is anticipated that the transaction will close in approximately eleven weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMS USA, INC.

Date: June __ 2005	By:	/s/
Lawrence Weisdorn, CEO